China Education Alliance Engages Christensen

HARBIN, China, Jan. 19, 2011 /PRNewswire-Asia-FirstCall/ -- China Education Alliance, Inc. ("China Education Alliance" or the "Company") (NYSE: CEU), a China-based education resource and services company, today announced it has engaged Christensen to design, facilitate, and execute its investor and media relations programs. Christensen assists companies to strengthen brand recognition in the global capital markets and financial media.

"We are confident that we can leverage Christensen's global reach and expertise within the financial community and appropriate media outlets to establish a comprehensive investor relations program to effectively communicate China Education Alliance's growth story," said Mr. Xiqun Yu, chairman and CEO, of China Education Alliance.

About China Education Alliance, Inc.
China Education Alliance, Inc. (www.chinaeducationalliance.com) is a fast-growing, leading, China-based company offering high-quality education resources and services to students ages 6 to 18 and adults (university students and professionals) ages 18 and over. For students ages 6 to 18, China Education Alliance offers supplemental, online exam-oriented training materials and onsite, exam-oriented training and tutoring services. The company provides online, downloadable famous-teacher resources and onsite, personalized instruction. All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam-orientated resources and onsite tutoring is to help Chinese students (ages 6 to 18) pass the two most important and highly competitive exams in their educational career: the senior high school entrance and college entrance exams. For graduates and professionals age 18 and over, China Education Alliance provides vocational training including IT and several professional training programs.

About Christensen
Christensen is a capital markets advisory firm that assists companies in achieving fair valuation for their stock by creating high recognition, understanding, and interest within the global investment community.

Christensen, in business for 29 years, provides its clients with custom investor relations and media relations strategies, programs, and solutions designed to fit each client's individual needs according to their industry, the maturity of their investor relations and media relations activities, and their capital market aspirations. Christensen serves clients that range from pre-IPO businesses to multinational mega-cap companies.

Dedicated to building relationships through results, Christensen partners with clients to help create value in the global capital markets while providing them freedom to focus on their operating and financial success. Christensen has offices in New York, Beijing, Hong Kong, Shanghai, Scottsdale, and Mumbai.

For investor and media inquiries, please contact:

Mr. Zack Pan, Chief Financial Officer
China Educational Alliance
Tel: 405-315-9987
Email: zackpan08@edu-chn.com
zackpan08@gmail.com

Christensen
Kimberly Minarovich
Tel: +1 917 533 3268
Kminarovich@ChristensenIR.com

CONTACT: China Educational Alliance, Mr. Zack Pan, Chief Financial Officer, +1-405-315-9987, zackpan08@edu-chn.com, zackpan08@gmail.com or Christensen, Kimberly Minarovich, +1-917-533-3268, Kminarovich@ChristensenIR.com for China Educational Alliance